Exhibit 99

Titan International Announces 2014 Management Goals

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
November 25, 2013

Titan International, Inc. (NYSE: TWI), announces management goals for 2014. Chairman and CEO comments, “In the past few years Titan International has gone from a North American farm wheel and tire manufacturer to a worldwide manufacturer in farm tires and wheels. We have also become a big player in the construction of mining wheels, tires and tracks. As I stated last October during our third quarter results, some see the glass as half full, others see it half empty. I believe the next few years are going to be very good if you are in the farm and construction industry.

“The revenue goal for 2014 is set at $2.4 to $2.7 billion US dollars, assuming no further acquisitions. EBITDA goals are $240 million to $270 million. These figures presume pricing and material costs remain flat in 2014. In 2013, Titan saw pricing drop due to material decreases across all products. Titan forecasts maintenance Cap Ex to be approximately $70 million in 2014. All managers’ bonuses will be based on reaching the above goals. Incentives are in place to improve the bottom line.

“There are currently four acquisitions for which Titan is performing due diligence. If we complete these acquisitions, the maximum additional revenue would be approximately $500 million.

“We are excited about new opportunities that lie ahead for Titan in 2014. One of them is our new company, Titan Tire Reclamation Corporation (TTRC), which operation will use a licensed pyrolysis system to reduce rubber tires to oil, steel and carbon black. A single 63” tire will convert into more than 500 gallons of oil and generate carbon credits. The recovered oil, carbon black and steel can be recycled into bio-diesel fuel; carbon black into green rubber products and steel into mining components such as bucket teeth. This business is a perfect fit for Titan Mining Services. We expect that many mining companies and contractors in the Canadian oil sands will sign up with TTRC next year due to the importance of recycling tires. After we are up and running with TTRC in Canada, Titan will open up locations in Chile and Australia where there are large amounts of used 63” tires to be recycled. I’ve just returned from the oil sands (it was -17⁰ F) and the amount of business up there is truly amazing. We are enthusiastic about the profit opportunities and process of going green.

“We have posted several Titan youtube videos of our LSW tire performance in the field. Titan’s LSW tires are shown going head to head with CNH Quadtrac and Deere’s track tractor. LSW tires beat the track tires and the fuel savings was an added benefit to the farmers. Tractors were able to save approximately 3-5 gallons per hour with the LSW tires. As a farmer would say, hard work and patience will pay off. We encourage our shareholders to view these videos to illustrate one of Titan’s innovative concepts.

Titan will be hosting a conference call to discuss 2014 goals at 10:00 a.m. Eastern Time on Monday, December 2, 2013. To participate in the call, dial 877- 870-4263, (International callers dial 412-317-0790; Canada 855-669-9657). The call will be webcast and can be accessed at www.titan-intl.com in the "News & Events/Conference Calls" section on the "Investor Relations" page of our website. A replay of the call will be available until Monday, December 16, 2013.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2012. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773